UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2016

BTCS Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55141	90-1096644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 N Moore St, Suite 700 Arlington, Virginia	22209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 764-1084

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement.

On December 6, 2016, BTCS, Inc. (the “Company”) issued a total of $220,002 Convertible Promissory Notes (the “December 2016 Notes”) to three accredited investors. The December 2016 Notes were issued in connection with a loan of $200,002 and the cancellation of two $10,000 promissory notes previously issued by the Company to two of the investors. The December 2016 Notes are due on June 6, 2017 and bear interest at 8% per annum payable on the maturity date. In connection with the investments, the Company agreed to use its best efforts (no later than 90 days from the original issuance date) to obtain shareholder approval to effectuate a reverse stock split or increase its authorized capital (either, a “Charter Amendment”) in order to permit the exercise and/or conversion of all of the Company’s outstanding securities into common stock including securities owed to holders pursuant to anti-dilution protection. Further, the December 2016 Notes required the Company to designate a series of preferred stock with super voting power and issue it to an executive officer of the Company. In furtherance of that provision, the Company issued 100 shares of Series A Preferred Stock to Charles Allen, its Chief Executive Officer and a director, which provides Mr. Allen with a majority of the Company’s outstanding voting power. See Item 5.03 below. Until such time as the Company effects a Charter Amendment, the December 2016 Notes are convertible into a preferred stock which shall be designated and issued by the Company and a Certificate of Designation designating the related rights and preferences of the preferred stock shall be filed with the Secretary of State of Nevada within 15 days of the investment. After the Charter Amendment is effected, the December 2016 Notes will be convertible into common stock. The conversion price of the December 2016 Notes is $0.002 per share.

The December 2016 Notes contain certain adjustment provisions that apply in connection with any stock split, stock dividend, stock combination, recapitalization or similar transactions. In addition, subject to limited exceptions, the holder will not have the right to convert any portion of the December 2016 Notes if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion. The holder may not convert into or otherwise beneficially own in excess of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion.

The Company may only use the proceeds of the December 2016 Notes for accrued and unpaid management compensation (subject to the $50,000 salary limitation as set forth in the April 2015 amended subscription agreement), unpaid out-of-pocket expenses of employees, legal and accounting fees, and certain other fees and liabilities. The Company may not use any of the proceeds towards payments to its outstanding note holders or investors that participated in the Company’s past financings.

The issuance of the securities is exempt from the registration requirements from the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and Rule 506(b) of Regulation D thereof. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Common Stock and has not offered securities to the public in connection with such issuance and sale.

The foregoing description of the December 2016 Notes, do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 3.02 Unregistered Sales Of Equity Securities.

See Items 1.01 and 5.03 which are incorporated by reference herein.

ITEM 5.03 Amendments to Articles of or Bylaws; Change in Fiscal Year.

On December 9, 2016, the Company filed with the Nevada Secretary of State a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”). Pursuant to the Certificate of Designation, the Company’s Board of Directors designated a new series of the Company’s preferred stock, the Series A Preferred Stock, par value $0.001 per share. The Certificate of Designation authorized the Company to issue up to 100 shares of Series A Preferred Stock.

The Series A Preferred Stock is not convertible, does not have any preferential dividend or liquidation rights. Holders of Series A Preferred Stock shall only be entitled to vote on the approval of the Charter Amendment and shall be entitled to a voting power equal to one vote more than the total combined voting power of the Company’s common stock. The Company shall have the obligation to redeem all of the Series A Preferred Stock for a total of $100 upon the Company’s filing with the Nevada Secretary of State of Articles of Amendment to the Company’s Articles of Incorporation effectuating the Charter Amendment. On December 9, 2016, the Company sold 100 shares of Series A Preferred Stock to Charles Allen, its Chief Executive Officer and a director, for $100.

The foregoing description of the Certificate of Designation and Series A Preferred Stock does not purport to be complete and is qualified in its entirety by Certificate of Designation, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

ITEM 9.01 Financial Statements And Exhibits

(d) Exhibits. The following exhibits are filed with this Report:

Exhibit Number	Description

3.1	Certificate of Designation

10.1	Form of Convertible Promissory Note dated December 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Dated: December 9, 2016	By:	/s/ Charles W. Allen
Charles W. Allen
Chief Executive Officer